Exhibit 14.1

Code of Ethics for Chief Executive and Senior Financial Officers of Aviza

On November 10, 2008, the Board of Directors adopted the following Code of Ethics for Chief Executive and Senior Financial Officers of Aviza Technology, Incorporated.

Purpose

Aviza Technology (the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest ethical standards of business conduct, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics for Chief Executive and Senior Financial Officers (“Financial Code of Ethics”) is applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Controller (or persons performing similar functions) (together, the “Senior Financial Officers”). In addition to complying with this Financial Code of Ethics, Senior Financial Officers also must abide by the Company’s Code of Business Conduct and Ethics and other Company policies and procedures that govern the conduct of its business (collectively, the “Company Policies”). The Company Policies set forth the fundamental principles and key policies and procedures that govern the conduct of all of the Company’s directors, officers and employees in connection with the Company’s business.

Ethical standards

Senior Financial Officers are required to conduct themselves honestly, ethically and with absolute integrity with respect to the Company’s business, including accounting and financial reporting for the Company and, when acting at the request of the Company on behalf of another entity or enterprise to which the Senior Financial Officer owes a fiduciary obligation, with respect to accounting and financial reporting for that entity or enterprise. In addition, the leadership responsibilities of the Company’s Senior Financial Officers include creating a culture of ethical business conduct and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Compliance with laws, rules and regulations

Senior Financial Officers are required to comply, and to cause the Company to comply, with the laws, rules and regulations that govern the conduct of the Company’s business and to report any suspected violations in accordance with the section below entitled “Reporting of Violations.”

Conflicts of interest

A conflict of interest occurs when the private interests of a Senior Financial Officer interfere in any way, or even appear to interfere, with the interests of the Company. The obligation of Senior Financial Officers to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. A conflict situation can arise when a Senior Financial Officer takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when a Senior Financial Officer, or a member of his or her family, receives improper personal benefits as a result of the Senior Financial Officer’s position in the Company. Before accepting any position or benefits, making any investment, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with the Company, a Senior Financial Officer must comply with his or her reporting obligations under the Company’s Code of Business Conduct and Ethics.

Disclosures

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. Senior Financial Officers are required to promote compliance by all employees with this policy and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Reporting of violations

If a Senior Financial Officer knows of or suspects a violation of applicable laws, rules or regulations of this Financial Code of Ethics, he or she must immediately report that information to the Company’s

Compliance Officer, any member of the Audit Committee of the Board of Directors or any member of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

Compliance with Financial Code of Ethics

Senior Financial Officers must comply with this Financial Code of Ethics at all times. Senior Financial Officers will be requested periodically to certify that they are in compliance with this Financial Code of Ethics.

This Financial Code of Ethics is important and must be taken seriously by all Senior Financial Officers. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Financial Code of Ethics. Disciplinary action, including, but not limited to, written notices or warnings, reprimands, demotion or reassignment, suspension with or without pay or benefits, or termination, may result for those Senior Financial Officers who fail to comply with this Financial Code of Ethics. In determining what action is appropriate in a particular case, the Audit Committee of the Board of Directors or its designee may, but will not be required to, take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Waivers; Amendments

If any Senior Financial Officer would like to seek a waiver of this Financial Code of Ethics, he or she must make full disclosure of his or her particular circumstances to the Company’s Compliance Officer. Such officer is responsible for making a determination as to whether the request will be submitted to the Audit Committee for its consideration. Only the Audit Committee can approve a waiver of this Financial Code of Ethics.

This Financial Code of Ethics may be amended from time to time by resolution of the Board of Directors of the Company. Waivers of and amendments to this Financial Code of Ethics will be publicly disclosed to the extent required by applicable law and regulations.

No rights created

This Financial Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Financial Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

Adopted November 10, 2008